UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2022

AECOM

(Exact name of Registrant as specified in its charter)

Delaware	0-52423	61-1088522
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

13355 Noel Road
Dallas, Texas	75240
(Address of Principal Executive Offices)	(Zip code)

Registrant’s telephone number, including area code: (972) 788-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ACM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 10, 2022, Diane C. Creel informed the Board of Directors (the “Board”) of AECOM (the “Company”) that she will not stand for reelection to the Board at the 2023 Annual Meeting of Stockholders (“Annual Meeting”). Ms. Creel’s decision not to stand for reelection to the Board is due to personal reasons and not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Ms. Creel will continue to serve as a director of the Company and as a member of the Audit Committee and Nominating and Governance Committee until the expiration of her term at the Annual Meeting. The Company thanks Ms. Creel for her service on the Board.

Item 8.01	Other Events

On October 3, 2022, Clarence T. Schmitz passed away unexpectedly. Mr. Schmitz had served on the Board for eight years, including over six years as Chair of the Audit Committee.

Throughout his tenure on the Board, Mr. Schmitz provided significant strategic and financial counsel to management, which were key contributors to strengthening the position of the Company. The Board and management team wish to express our gratitude and appreciation for Mr. Schmitz’s distinguished service to the Company and its stockholders, and we extend our deepest condolences to his family.

As previously disclosed on a Form 8-K filed on September 19, 2022, Kristy M. Pipes was appointed to the Board and became a member of the Audit Committee effective October 1, 2022. In connection with the passing of Mr. Schmitz, the Board appointed Ms. Pipes as Chair of the Audit Committee effective October 14, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

AECOM

Dated: November 16, 2022	By:	/s/ David Y. Gan
David Y. Gan
Executive Vice President, Chief Legal Officer